exhibit 10.2

INDEPENDENT CONTRACTOR CONSULTING AGREEMENT

BETWEEN

VULCAN MATERIALS COMPANY

AND

SUZANNE H. WOOD

WHEREAS, Vulcan Materials Company ("Vulcan") desires to engage the services of Suzanne H. Wood ("Consultant") in a consulting capacity in connection with Vulcan’s business, and Consultant desires to act in a consulting capacity to Vulcan upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and intending to be legally bound, the parties hereto agree as follows:

1.

Engagement and Term. Subject to the provisions of Section 4 of this Agreement, Vulcan agrees to retain Consultant and Consultant hereby agrees to provide consulting services to Vulcan for a period of four (4) months commencing on the date of execution of this Agreement and terminating on December 31, 2022 (the "Consulting Period"), so long as she is able to perform the duties set forth in Section 2 of this Agreement.

2.	Duties

(a)

During the Consulting Period, Consultant shall serve as a consultant to Vulcan with respect to such business matters and at such times and places as the executive officers of Vulcan may reasonably request.  The Consultant shall act in the capacity of an independent contractor and shall not be subject to the direction, control or supervision of Vulcan with respect to consulting services or procedures followed in the performance of her consulting services hereunder.  Consultant represents and warrants that she shall assume all obligations and duties of an independent contractor and that she shall hold the Company harmless from all liabilities, actions, suits, audits, assessments, or other claims made or brought by any person, corporation, tax authority, governmental agency or entity.

(b)	The specific hours during which Consultant performs such services on any given day will be within Consultant's control.

(c)	When consulting for Vulcan, Consultant shall report to the Chief Executive Officer, the Chief Financial Officer and their designee(s).

3.	Compensation

(a)	As compensation for the consulting services described above, Vulcan agrees to pay Consultant $25,000.00 per month for no more than 30 hours of work per month.

(b)

Vulcan shall reimburse Consultant for all reasonable expenses incurred by her in connection with the performance of her duties hereunder, provided such expenses are in accordance with the policies of Vulcan in effect at the time of the expenditure and are within such reasonable budgeted limits, if any, as may be established from time to time by the executive officers of Vulcan, upon submission by Consultant of signed vouchers, itemized in such detail as such policies and the executive officers of Vulcan may from time to time request.

(c)

During the term, Consultant shall continue to have the use of her Company-provided electronic communication device(s) and a Company-provided laptop computer, as well as the use of an office in Vulcan’s corporate offices. Consultant will also retain a Vulcan email address during the Consulting Period and have access to the Company’s intranet.

(d)

Consultant hereby acknowledges and agrees that during the Consulting Period she shall not be eligible to accrue benefits in any employee benefit pension plans maintained by Vulcan (or any of its affiliates), or to receive any fringe benefits or participate in any welfare benefit plan other than that for which she is eligible as a retiree.

4.	Covenants

(a)

Consultant agrees that she will not use Confidential Information in any way that might injure or damage Vulcan or disclose such Confidential Information to anyone without Vulcan’s prior written consent, and agrees to return promptly at the close of this Agreement any written Confidential Information including all copies (in electronic, hard copy or other form) that she may have in her possession. Unless in furtherance of her duties during the term of this

Exhibit 10.2 – Page 1

Agreement, or hereafter at Vulcan’s request or as otherwise provided by law, she also agrees to refrain from discussing any of Vulcan’s business matters with anyone including, but not limited to, Vulcan’s employees, customers, vendors, or competitors.

(b)

As used above, “Confidential Information” means information which meets all of the following criteria: (1) disclosed to or known by Consultant as a consequence of or through work performed by her during her employment with Vulcan or pursuant to this Agreement; (2) not generally known outside Vulcan; and (3) which relates to Vulcan’s business or internal procedures.  Confidential Information includes, but is not limited to, trade secrets as defined in the Alabama Trade Secrets Act, Alabama Code §§ 8-27-1 et. seq., as amended.

(c)

Vulcan shall be deemed to be the absolute and unqualified owner of all work produced by Consultant under this Agreement, and all data and research materials by Consultant for which Vulcan has reimbursed Consultant, it being understood that Consultant acts as an independent contractor and has no right, title, or interest in or to such material.

(d)

In the event any covenant contained in this Section 4 shall be to any extent construed by any court of competent jurisdiction as being too broad in area or time, or both, or otherwise to any extent held invalid, then those portions thereof which may be construed to be invalid or unenforceable shall be severed and the remaining portions thereof shall continue in full force and effect.  The covenants set forth in this Section 4 are and shall be construed as independent covenants and shall survive the expiration or sooner termination of the Consultant's services hereunder.

(e)

In addition, it is specifically agreed that damages would be inadequate to compensate Vulcan for any breach or threatened breach by Consultant of any such covenants and that the breach by the consultant of any of such covenants will result in irreparable harm and injury to Vulcan.  Therefore, Consultant agrees and consents that Vulcan shall, in addition to and without limiting any other remedy or right it may have, be entitled to such equitable and injunctive relief as may be available to restrain or prevent a breach or contemplated breach of any such covenant, such right to be cumulative and in addition to any other remedy Vulcan may have, including the recovery of damages by Vulcan.

5.

Termination of the Agreement.  This contract may be terminated prior to its termination date by Vulcan, at any time, in the event Consultant engages in gross misconduct in violation of this Agreement or is derelict in performance of her duties hereunder.

6.	Miscellaneous

(a)	This Agreement shall be assignable by the Company only with the prior express written consent of the Consultant.

(b)	The interpretation and enforcement of this Agreement shall be governed by the laws of the State of Alabama.

(c)

This Agreement constitutes the entire understanding between the parties with reference to the subject matter hereof and shall not be changed or modified except by a written instrument executed by both parties.  The waiver by either party of a breach of any provisions of this Agreement by the other party shall not be construed as a waiver of any subsequent or other breach by such other party.

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Exhibit 10.2 – Page 2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of August 31, 2022.

VULCAN MATERIALS COMPANY By: ___________________________ Name: Denson N. Franklin III Its: Senior Vice President, General Counsel and Corporate Secretary	CONSULTANT: By: ___________________________ Name: Suzanne H. Wood

Exhibit 10.2 – Page 3